News ONEOK Announces Board of Directors Changes Gerald Smith Reelected to Board; Gary Parker Announces Resignation TULSA, Okla. – Dec. 15, 2020 –The board of directors of ONEOK, Inc. (NYSE: OKE) elected Gerald B. Smith as a director to the board, effective Dec. 15, 2020. Smith, 70, rejoins the ONEOK board. He was originally elected to the ONEOK board in August 2009 and served until May 2013, and also served previously on the board of directors of ONEOK Partners, L.P. from 2006 to 2013. He is the founder, chairman and chief executive officer of Smith, Graham & Company Investment Advisors, a global investment management firm with offices in Houston, Texas, and New York City. Smith is a former member of the board of trustees of the Charles Schwab Family of Funds, where he served as chairman of the investment oversight committee; current board member of the New York Life Insurance Company and chair of the Investment Committee; and board member and chair of the Audit Committee for Eaton, PLC. He also serves as a board member of the Federal Reserve Bank of Dallas and is chairman of the Texas Southern University Foundation Board, his alma mater. Smith earned a Bachelor of Business Administration degree in finance and an honorary doctorate degree from Texas Southern University, where he has established the Gerald B. Smith Center for Entrepreneurship and Executive Development. Gary Parker, 75, will resign from the board effective Dec. 15, 2020, having served on the board since 1991. In accordance with its bylaws and Corporate Governance Guidelines, Parker would have been required to retire from the board immediately prior to ONEOK’s 2021 Annual Meeting of Shareholders due to his 75th birthday, which occurred in June 2020. “We appreciate Gary’s long-term commitment and service to our company and wish him well in his next chapter,” said John W. Gibson, ONEOK chairman. “We’re pleased to welcome Gerald back as a member of our board of directors. Our board and our shareholders will benefit from Gerald’s board experiences and proven leadership skills, in addition to his broad knowledge of ONEOK.” December 15, 2020 Analyst Contact: Andrew Ziola 918-588-7683 Media Contact: Brad Borror 918-588-7582 Exhibit 99.1

ONEOK Announces Board of Directors Changes December 15, 2020 Page 2 -more- “We are pleased to have Gerald return to our board of directors,” said Julie Edwards, ONEOK’s lead independent director and chair of the Corporate Governance Committee. “He was a valuable member before and will be a great contributor in the future.” --------------------------------------------------------------------------------------------------------------------- ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a leading midstream service provider and owner of one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Rocky Mountain, Mid-Continent and Permian regions with key market centers and an extensive network of natural gas gathering, processing, storage and transportation assets. ONEOK is a FORTUNE 500 company and is included in the S&P 500. For information about ONEOK, visit the website: www.oneok.com. For the latest news about ONEOK, find us on LinkedIn, Instagram, Facebook and Twitter. ###